Exhibit 2.1

















                              AGREEMENT OF MERGER

                                      of

                          CONTEL OF CALIFORNIA, INC.

                              September 10, 1992

                              AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER, dated this 10th day of September, 1992, between GTE CALIFORNIA INCORPORATED, a California corporation ("GTE California"), and CONTEL OF CALIFORNIA, INC., a California corporation ("Contel California"), provides as follows:



                                      I.

                                   RECITALS


     1. GTE Corporation, a New York corporation ("GTE"), now owns or will own at all times pertinent hereto, including the Effective Date of the merger, all of the common stock of GTE California and Contel California.

     2. GTE California and Contel California desire that GTE California and Contel California be merged into GTE California and that GTE California will be the surviving corporation. The laws of the state of California permit this merger.

     3. The outstanding capital stock of Contel California consists of 2,503,667 shares of common stock and 98,500 shares of preferred stock, which preferred stock shall be redeemed prior to the Effective Date as defined in
Article II, paragraph 3.



                                      II.

                                    MERGER

     1. The manner of converting the shares of each of the constituent corporations into shares of the surviving corporation and such other provisions as are deemed necessary or desirable to accomplish the merger are appended hereto as Exhibit 1 as the Plan of Merger.

     2. On the Effective Date, the assets and liabilities of GTE California and Contel California shall be carried on the books of the surviving corporation at the amounts at which they are respectively carried on such date on the books of GTE California and Contel California, and the capital surplus and earned surplus of the surviving corporation shall be the sum of the respective capital surpluses and earned surpluses of GTE California and Contel California, subject in each case to such adjustment, eliminations or transfers as may be required to give effect to the merger. Except as from time to time restricted by contract or by statute, the aggregate amount of the net assets of GTE California and Contel California, which was legally available for the payment of dividends immediately prior to the merger, shall continue to be legally available for the payment of dividends by the surviving corporation.

     3. Subject to approval prior to the Effective Date of all regulatory agencies that may have jurisdiction and authority over GTE California and Contel California for the approval of the merger, and the transfer of such franchises, certificates of public convenience and necessity, or permits to engage in a telephone utilities business as may be held by Contel California, this merger shall become effective upon the date of filing of a Certificate of Merger with the Secretary of the State of California, where the surviving corporation will be then domiciled, which date is herein called the "Effective Date."

     4. The merger may be abandoned or terminated at any time by mutual agreement of the Boards of Directors of the merging companies.

     5. This Agreement embodies the entire agreement and the understanding of the parties relating to its subject matter and supersedes any prior agreements and understandings relating thereto.

     6. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, this Agreement of Merger has been signed by the President or a Vice President and the Secretary or an Assistant Secretary of each of the corporations has caused the corporate seal to be hereunto affixed, all as of the date first above written, pursuant to the approval and authority duly given by resolutions adopted by the respective Boards of Directors.


                                   GTE CALIFORNIA INCORPORATED,
ATTEST:                            a California corporation


Kenneth K. Okel                    By: Larry J. Sparrow
- --------------------------             -----------------
Secretary                              President


                                   CONTEL OF CALIFORNIA, INC.,
ATTEST:                            a California corporation


R. S. Oerman                       By: James F. Miles
- --------------------------             ---------------
Secretary                              President

                                   EXHIBIT 1


                                PLAN OF MERGER

                                      OF

                             CONTEL OF CALIFORNIA

                                     INTO

                          GTE CALIFORNIA INCORPORATED



                                      I.

The Corporations Proposing to Merge

    Contel of California, Inc. (hereinafter referred to as "Contel Cal"), a California corporation, will be merged into GTE California Incorporated (hereinafter sometimes referred to as "GTEC"), a California corporation, the matter being the surviving corporation, which is qualified to transact business as a foreign corporation in the states of Arizona and Nevada.

    Contel Cal and GTEC are hereinafter sometimes referred to collectively as the "constituent corporations."


                                      II.

Terms and Conditions of the Merger

    The terms and conditions of the merger are as follows:

    (a) GTEC will issue 561,810 shares of $20 par common stock valued at $228,925,818 ($11,236,200 of common stock (par value), $35,847,739 of additional paid-in capital, $44,352,552 of other capital, and $137,489,327 of retained earnings) in exchange for Contel Cal's 2,503,667 shares of $5 par common stock also valued at $228,925,818 ($12,518,335 of common stock (par value), $34,565,604 of additional paid-in capital, $44,352,552 of other capital, and $137,489,327 of retained earnings).

    (b) The following Contel Cal preferred stock issues will be redeemed prior to the merger:

                         Par
    Series              Value    Shares          Amount
    ----------------    -----    ------       ----------
    5.25% Cumulative      20     14,000          280,000
    4.75% Cumulative      20     19,500          390,000
    5.95% Cumulative      20     65,000        1,300,000
                                               ---------
      Total                                    1,970,000
                                               =========


    (c) GTEC will assume $39,144,880 of short-term debt (including $1,970,000 issued to redeem the preferred stock described in C above) and $144,720,000 of long-term debt (including current maturities) of Contel Cal.



                                     III.

Articles of Incorporation and Surviving Corporation

     The Articles of Incorporation of the surviving corporation will not be affected by the merger.



                                      IV.

Bylaws of Surviving Corporation

     The Bylaws of GTEC will be the Bylaws of the surviving corporation.



                                      V.

Directors of Surviving Corporation

     On the Effective Date, the directors of GTEC shall become the directors of the surviving corporation.





                                      VI.

Approval of the Plan

     This Plan will be submitted for consideration to the Board of Directors of each of the constituent corporations for approval. If the Plan is duly approved by resolution of the Board of Directors of each of the constituent corporations, then the Plan will then be submitted for approval to the shareholders of Contel Cal in the manner required by the laws of the State of California. The Plan will not be submitted to GTEC's shareholders for approval since, under 1201 of the California Corporations Code, shareholder approval is not required because the shareholders of the surviving corporation will possess more than five-sixths of the voting power of the surviving corporation. In the event the Plan is duly approved by the stockholders, Contel Cal and applicable regulatory agencies, the Plan, together with other appropriate documentation, will be filed, and the merger shall be made effective, in accordance with the laws of the State of California.